Exhibit 99.1

ChromaDex Reports Third Quarter 2016 Financial Results

-Company Reports Revenue of $21.2 million for first 9 months 2016 and is on track for another record revenue year
-Company Reports Revenue of $5.0 million for Q3 2016
-Accelerating trend of peer-reviewed research validating NR continued during Q3

IRVINE, Calif., November 10, 2016 – ChromaDex Corp. (NASDAQ: CDXC), an innovator of proprietary health, wellness and nutritional ingredients, that creates science-based solutions for dietary supplement, food and beverage, skin care, sports nutrition, and pharmaceutical products, announced today financial results for the third quarter ended October 1, 2016.

Frank Jaksch, Jr., CEO and co-founder of ChromaDex, commented, “We continued to make great progress during the third quarter with new published research, as well as clinical data, further demonstrating the importance of Nicotinamide Riboside (“NR”) in maintaining human health. ChromaDex has the exclusive, worldwide rights to manufacture and sell NR as an ingredient under the trade name NIAGEN®. Given our early stage of market development for NIAGEN®, and our current high concentration of sales to a small number of early-adopting customers, some fluctuation in quarterly sales of NIAGEN® is to be expected. We anticipate that these fluctuations will smooth out over time. Exclusive of this quarterly variability, sales trends remained consistent across the remainder of our business during the quarter. Revenue for the 9 months ended October 1, 2016 was $21,169,000, and we are tracking towards another record revenue year. For fiscal year 2015, total revenue was $22,014,000.”

Jaksch continued, “We continue to be extremely excited about the accelerating level of peer-reviewed published research validating NR as a highly effective NAD+ precursor, which is critical for healthy aging. The first NR human data was published in the esteemed journal Nature Communications. The progress on our 2nd human trial and several supportive pre-clinical findings published during the third quarter. All of these publications reflect our highly effective R&D efforts and the strong interest in the global scientific community to study NR. Additionally, we continued to build our proprietary ingredient portfolio with the launch of AnthOrigin™."

Results of operations for the three months ended October 1, 2016

For the three months ended October 1, 2016 (“Q3 2016”), ChromaDex reported net sales of $5.0 million, a decrease of 20% as compared to $6.3 million for the three months ended October 3, 2015 (“Q3 2015”). This decrease was largely due to sales fluctuation in its ingredients business segment during Q3 2016. The ingredients segment generated net sales of $2.7 million for Q3 2016, a decrease of 36%, compared to $4.1 million for Q3 2015.

The core standards and services segment posted sales of $2.1 million for Q3 2016, an increase of 9% as compared to $1.9 million for Q3 2015. Net sales for the scientific and regulatory consulting segment were $292,000, an increase of 10% as compared to $265,000 for Q3 2015. The scientific and regulatory consulting segment was able to complete more consulting projects for customers during the quarter.

Operating loss for Q3 2016 was $947,000, as the Company incurred $773,000 in research and development expenses for Q3 2016, an increase of 310%, compared to $189,000 for Q3 2015. This R&D increase in Q3 2016 compared to Q3 2015 was a planned part of our short-term and long-term strategy. Included in this increase are human clinical trial fees and new ingredient development costs. Subject to available financial resources, the Company plans to continue to increase research and development efforts, with a focus on the ingredients segment. As a result, net loss attributable to common stock holders for Q3 2016 was ($954,000) or ($0.03) per share as compared to a net loss of ($4,000) or ($0.00) per share for Q3 2015.

Adjusted EBITDA a non-GAAP measure, was ($575,000) for Q3 2016, compared to adjusted EBITDA of $695,000 for Q3 2015. ChromaDex defines Adjusted EBITDA as net income (loss) adjusted for income tax, interest, depreciation, amortization and non-cash stock compensation costs. The Basic and Diluted Adjusted EBITDA per share for Q3 2016 was ($0.02) versus $0.02 for Q3 2015.

Recent Company and research highlights include:

●
In July 2016, the Company announced that its human clinical trial of NIAGEN® - NR is well underway having achieved 50% enrollment of its 140 total participants. Completion is expected late in 2016. In addition, the Company announced that an additional 8 human studies on NR are ongoing and another 5 human studies are being designed by various research institutions.
●
In October 2016, the Company announced that published studies in humans and mice reveal how a superior vitamin B3 may play an important role in helping humans enjoy longer, healthier lives. Results from three studies, including its first human clinical trial, have been collectively published in the prestigious journal, Nature Communications.
●
In October 2016, the Company announced that an additional study recently published in the prestigious journal, Nature Communications, explains why NAD+ precursors (boosters), NR and nicotinamide mononucleotide (NMN) demonstrate similar metabolic benefits in mammals. The study conducted by a team including leading NAD+ researcher, Dr. Charles Brenner, found that effective supplementation with NMN depends on conversion to NR.
●
In August 2016, the Company announced that FDA has issued a generally recognized as safe (GRAS) No Objection Letter, in response to the NIAGEN® NR GRAS filing, Notice No. GRN 000635.
●
In August 2016, the Company announced that scientists found an important clue to restoring muscle function that is lost as we age. Results of a recent mouse study were published as the cover story of Cell Metabolism. The researchers describe how NR helps to reactivate a protective metabolic process in muscle that tends to be lost as aging occurs.
●
In September 2016, the Company announced that leading supplement retailer, Vitamin Shoppe, featured NIAGEN® NR in their Hot Ingredient Spotlight section in the Fall 2016 print edition of their Amazing Wellness magazine.
●
In October 2016, the Company announced that it has added its new AnthOrigin™ naturally extracted anthocyanins (≥15%) product to its portfolio of industry-leading health and wellness ingredients.
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In October 2016, the Company announced that Kurt Gustafson has joined the Company’s board of directors. Mr. Gustafson will also serve as chair of ChromaDex’s audit committee.

ChromaDex management will host an investor conference call to discuss the quarterly results and provide a general business update on Thursday, November 10, at 4:30 p.m. ET.

Participants should dial in at least 10 minutes prior to the call. The dial-in information is as follows:

U.S. Toll-Free Number:             (866) 327-8118
International Dial-In Number:   (678) 509-7526
Conference ID:                          13632345

The webcast replay will be available after the completion of the call on the Investor Relations section of the Company website, www.chromadex.com.

The earnings press release, and its accompanying financial exhibits, will be available on the Investor Relations section of the Company website, www.chromadex.com.

About Non-GAAP Financial Measures

ChromaDex’s non-GAAP financial measures exclude interest, tax, depreciation, amortization and share-based compensation. ChromaDex used these non-GAAP measures when evaluating its financial results as well as for internal resource management, planning and forecasting purposes. These non-GAAP measures should not be viewed in isolation from or as a substitute for ChromaDex’s financial results in accordance with GAAP. A reconciliation of GAAP to non-GAAP measures is attached to this press release.

About ChromaDex:

ChromaDex leverages its complementary business units to discover, acquire, develop and commercialize patented and proprietary ingredient technologies that address the dietary supplement, food, beverage, skin care and pharmaceutical markets. In addition to our ingredient technologies unit, we also have business units focused on natural product fine chemicals (known as "phytochemicals"), chemistry and analytical testing services, and product regulatory and safety consulting (known as Spherix Consulting). As a result of our relationships with leading universities and research institutions, we are able to discover and license early stage, IP-backed ingredient technologies. We then utilize our in-house chemistry, regulatory and safety consulting business units to develop commercially viable ingredients. Our ingredient portfolio is backed with clinical and scientific research, as well as extensive IP protection. Our portfolio of patented ingredient technologies includes NIAGEN® nicotinamide riboside; pTeroPure® pterostilbene; PURENERGY®, a caffeine-pTeroPure® co-crystal; IMMULINA™, a spirulina extract; and AnthOrigin™, anthocyanins derived from a domestically-produced, water-extracted purple corn. To learn more about ChromaDex, please visit www.ChromaDex.com.

Forward-Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, including statements related to the timing and progress of the human clinical trial of NIAGEN® - NR and the Company’s other human studies, the Company’s plans for its research and development programs, future published results, future orders by significant customers, revenue and earnings growth, timing for customer purchases of NIAGEN®, the effectiveness of our research and development efforts, interest in the scientific community about NR, the benefits of NR and plans to increase research and development efforts. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company’s business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2016, the Company’s Quarterly Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and actual results may differ materially from those suggested by these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

Statements in this press release have not been evaluated by the Food and Drug Administration. Products or ingredients are not intended to diagnose, treat, cure or prevent any disease.

ChromaDex Media Contact:

Breah Ostendorf
Marketing Director
949-537-4103
BreahO@chromadex.com

ChromaDex Investor Contact:

Andrew Johnson
Director of Investor Relations
949-419-0288
AndrewJ@chromadex.com

END
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Condensed Consolidated Statements of Operations (Unaudited)
For the Three Month Periods Ended October 1, 2016 and October 3, 2015

	October 1, 2016	October 3, 2015

Sales, net	$5,007,450	$6,287,309
Cost of sales	2,964,980	3,805,679

Gross profit	2,042,470	2,481,630

Operating expenses:
Sales and marketing	447,985	550,878
Research and development	772,799	188,690
General and administrative	1,768,402	1,564,932
Operating expenses	2,989,186	2,304,500

Operating income (loss)	(946,716)	177,130

Nonoperating income (expense):
Interest income	565	976
Interest expense	(11,392)	(181,822)
Nonoperating expenses	(10,827)	(180,846)

Loss before taxes	(957,543)	(3,716)
Provision for taxes	3,153	-

Net loss	$(954,390)	$(3,716)

Basic and diluted loss per common share	$(0.03)	$(0.00)

Basic and diluted weighted average common shares outstanding	37,868,672	35,814,305

See Notes to Condensed Consolidated Financial Statements.

Consolidated Statements of Operations (US GAAP) For the Three-Month Periods Ended October 1, 2016 and October 3, 2015			Effects of Charges associated with Interest, Tax, Depreciation,Amortization and Share-based Compensation Expense For the Three-Month Periods Ended October 1, 2016 and October 3, 2015
Consolidated Statements of Operations, Adjusted EBITDAExcluding Interest, Tax, Depreciation, Amortization andShare-based Compensation (Non-GAAP Presentation) For the Three-Month Periods Ended October 1, 2016 and October 3, 2015

	Oct. 1, 2016	Oct. 3, 2015		Oct. 1, 2016	Oct. 3, 2015		Oct. 1, 2016	Oct. 3, 2015

Sales	$5,007,450	$6,287,309	Sales	$-	$-	Sales	$5,007,450	$6,287,309
Cost of sales	2,964,980	3,805,679	Cost of sales	(66,251)	(64,263)	Cost of sales	2,898,729	3,741,416

Gross profit	2,042,470	2,481,630	Gross profit	66,251	64,263	Gross profit	2,108,721	2,545,893

Operating expenses:			Operating expenses:			Operating expenses:
Sales and marketing	447,985	550,878	Sales and marketing	-	-	Sales and marketing	447,985	550,878
Research and development	772,799	188,690	Research and development	-	-	Research and development	772,799	188,690
General and administrative	1,768,402	1,564,932	General and administrative	(305,877)	(453,234)	General and administrative	1,462,525	1,111,698
Operating expenses	2,989,186	2,304,500	Operating expenses	(305,877)	(453,234)	Operating expenses	2,683,309	1,851,266

Operating income (loss)	(946,716)	177,130	Operating income	372,128	517,497	Operating income (loss)	(574,588)	694,627

Nonoperating income (expense):			Nonoperating income:			Nonoperating income (expense):
Interest income	565	976	Interest income	(565)	(976)	Interest income	-	-
Interest expense	(11,392)	(181,822)	Interest expense	11,392	181,822	Interest expense	-	-
Nonoperating expense	(10,827)	(180,846)	Nonoperating income	10,827	180,846	Nonoperating expense	-	-

Loss before taxes	(957,543)	(3,716)	Income before taxes	382,955	698,343	Income before taxes	(574,588)	694,627
Provision for taxes	3,153	-	Provision for taxes	(3,153)	-	Provision for taxes	-	-

Net loss	$(954,390)	$(3,716)	Effects of adjusted EBITDA	$379,802	$698,343	Adjusted EBITDA	$(574,588)	$694,627

Basic and diluted loss per common share	$(0.03)	$(0.00)	Effects of adjusted EBITDA per common share	$0.01	$0.02	Basic and diluted adjusted EBITDA per common share	$(0.02)	$0.02

Weighted average common shares outstanding			Weighted average common shares outstanding			Weighted average common shares outstanding
Basic and diluted	37,868,672	35,814,305	Basic and diluted	37,868,672	35,814,305	Basic and diluted	37,868,672	35,814,305